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                                   FORM 8-A/A


                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             A.H. BELO CORPORATION
             (Exact name of registrant as specified in its charter)


                DELAWARE                             75-0135890
 (State of incorporation or organization) (IRS Employer Identification No.)


        400 SOUTH RECORD STREET
             DALLAS, TEXAS                             75202
 (Address of principal executive offices)            (Zip Code)


      Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class               Name of each exchange on which
          to be so registered               each class is to be registered


     PREFERRED SHARE PURCHASE RIGHTS            NEW YORK STOCK EXCHANGE



      Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)





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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

                 On March 10, 1986, A.H. Belo Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.67 per share, of the Company. The dividend was payable on March 20, 1986 (the "Record Date"), to stockholders of record on the Record Date, and with respect to all shares of common stock of the Company that have or will become outstanding prior to the earliest of the Distribution Date (as hereinafter defined), the redemption of the Rights, and the expiration of the Rights. Except as set forth below, and subject to adjustment as provided in the Rights Agreement (as hereinafter defined), each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at an exercise price of $150 per share (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 10, 1986, as amended and restated as of February 28, 1996 (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C., as rights agent (the "Rights Agent").

                 Two series of common stock of the Company are currently issued and outstanding, Series A Common Stock and Series B Common Stock (shares of either of which, "Common Shares").

                 Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 30% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of a summary of rights attached thereto.

                 The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or





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earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

                 The Rights are not exercisable until the Distribution Date. The Rights will expire on March 20, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

                 The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

                 The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of either series of the Common Shares or a stock dividend on either series of the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of either series of the Common Shares occurring, in any such case, prior to the Distribution Date.

                 The Preferred Shares purchasable upon exercise of the Rights will have a minimum preferential quarterly dividend of $10 per share, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on the Common Shares. In the event of liquidation, the holders of the Preferred Shares will be entitled to receive a minimum liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment





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made per Common Share.  Each Preferred Share will have 100 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount and type of consideration received per Common Share. The rights of the Preferred Shares as to dividends and liquidation, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and redemption rights, the value of the interest in a Preferred Share purchasable upon the exercise of each Right should approximate the value of one Common Share.

                 Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

                 In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

                 At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the voting power of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Series A Common Stock or Series B Common Stock, as determined by the Board of Directors, per Right (subject to adjustment).

                 With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No





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fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

                 At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 30% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") (subject to adjustment). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                 The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%; provided that after the Distribution Date, no amendment shall adversely affect the interests of the holders of Rights Certificates.

                 Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                 The foregoing summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 1 hereto and incorporated herein by reference.


ITEM 2.  EXHIBITS.

                 The following items are filed as exhibits to the Registration
Statement:

   Exhibit No.        Description of Document
   -----------        -----------------------
    1                 Form of Amended and Restated Rights Agreement, dated as of March 10, 1986, as amended and restated as of February 28, 1996, between A.H. Belo Corporation and Chemical Mellon
                      Shareholder Services, L.L.C. (incorporated by





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
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
                             reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K dated February 28,
                             1996)

           2                 Specimen Form of Certificate representing shares of the Company's Series A Common Stock
                             (incorporated by reference to Exhibit 4.2 to the Company's 1992 Annual Report on Form 10-K)

           3                 Specimen Form of Certificate representing shares of the Company's Series B Common Stock
                             (incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K dated
                             March 20, 1989)

           4                 Form of Rights Agreement, dated March 10, 1986 between the Company and RepublicBank Dallas,
                             National Association as Rights Agent, which includes as Exhibit B thereto the Form of
                             RightCertificate (incorporated by reference to Exhibit 4.8 to the Company's 1991 Annual
                             Report on Form 10-K)

           5                 Supplement No. 1 to Rights Agreement
                             (incorporated by reference to Exhibit 4.9 to the Company's 1991 Annual Report on Form 10-K)

           6                 Supplement No. 2 to Rights Agreement
                             (incorporated by reference to Exhibit 4.9 to the Company's 1992 Annual Report on Form 10-K)

           7                 Supplement No. 3 to Rights Agreement
                             (incorporated by reference to Exhibit 4.10 to the Company's 1992 Annual Report on Form
                             10-K)

           8                 Supplement No. 4 to Rights Agreement dated December 12, 1988 substituting Manufacturers
                             Hanover Trust Company as Rights Agent
                             (incorporated by reference to Exhibit 4.8 to the Company's 1993 Annual Report on Form 10-K)

           9                 Supplement No. 5 to Rights Agreement
                             (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q
                             for the quarterly period ended June 30, 1993)

          10                 Supplement No. 6 to Rights Agreement
                             (incorporated by reference to Exhibit 4.10 to the Company's 1994 Annual Report on Form
                             10-K)





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                                   SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  March __, 1996
                                               A.H. BELO CORPORATION


                                               By:
                                                  -----------------------------
                                                  Michael J. McCarthy
                                                    Senior Vice President,
                                                    General Counsel and
                                                    Secretary





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                                EXHIBIT INDEX



     Exhibit No.        Description of Document                       Page No.
     -----------        -----------------------                       --------

        1 Form of Amended and Restated Rights Agreement, dated as of March 10, 1986, as amended and restated as of February 28, 1996, between A.H. Belo Corporation and Chemical Mellon Shareholder Services, L.L.C.
                        (incorporated by reference to
                        Exhibit 4.4 to the Company's Annual
                        Report on Form 10-K dated February
                        28, 1996)

        2               Specimen Form of Certificate
                        representing shares of the Company's
                        Series A Common Stock (incorporated by
                        reference to Exhibit 4.2 to the Company's
                        1992 Annual Report on Form 10-K)

        3               Specimen Form of Certificate
                        representing shares of the Company's
                        Series B Common Stock (incorporated by
                        reference to Exhibit 4.3 to the Company's
                        Annual Report on Form 10-K dated
                        March 20, 1989)

        4               Form of Rights Agreement, dated
                        March 10, 1986 between the Company and
                        RepublicBank Dallas, National
                        Association as Rights Agent, which
                        includes as Exhibit B thereto the Form
                        of Right Certificate (incorporated by
                        reference to Exhibit 4.8 to the
                        Company's 1991 Annual Report on Form 10-K)

        5               Supplement No. 1 to Rights Agreement
                        (incorporated by reference to Exhibit
                        4.9 to the Company's 1991 Annual Report
                        on Form 10-K)

        6               Supplement No. 2 to Rights Agreement
                        (incorporated by reference to Exhibit
                        4.9 to the Company's 1992 Annual Report
                        on Form 10-K)

        7               Supplement No. 3 to Rights Agreement
                        (incorporated by reference to Exhibit






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     Exhibit No.        Description of Document                       Page No.
     -----------        -----------------------                       --------

                        4.10 to the Company's 1992 Annual
                        Report on Form 10-K)

        8 Supplement No. 4 to Rights Agreement dated December 12, 1988 substituting Manufacturers Hanover Trust Company as Rights Agent (incorporated by reference to Exhibit 4.8 to the Company's
                        1993 Annual Report on Form 10-K)

        9 Supplement No. 5 to Rights Agreement (incorporated by reference to Exhibit
                        4.1 to the Company's Quarterly Report
                        on Form 10-Q for the quarterly period
                        ended June 30, 1993)

        10              Supplement No. 6 to Rights Agreement
                        (incorporated by reference to Exhibit
                        4.10 to the Company's 1994 Annual
                        Report on Form 10-K)





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